EXHIBIT 99.1

KERN COUNTY JUDGE OKAYS

EXPANSION OF TEJON INDUSTRIAL COMPLEX

BAKERSFIELD, Calif. (March 27, 2006) – Tejon Ranch Company (NYSE:TRC) is clear to move ahead with Tejon Industrial Complex – East following Kern County Superior Court Judge Kenneth Twisselman’s ruling on Friday dismissing the last legal challenges to the expansion of the commercial/industrial business park community.

The Kern County Board of Supervisors originally approved the 1,109-acre expansion of Tejon Industrial Complex in 2003, but that approval was set aside when Judge Twisselman ordered the County to do additional work on the Environmental Impact Report in response to a lawsuit filed by the Center for Biological Diversity and several other no-growth groups.

In response to the court’s ruling, the County prepared a supplemental analysis to the EIR, and in November 2005, the Board of Supervisors again approved the expansion of Tejon Industrial Complex. In doing so, the Board specifically noted the quality of the development plan and the economic impact of the master planned industrial/commercial center. Tejon Industrial Complex will generate thousands of jobs and millions of dollars in tax revenue for the county.

Judge Twisselman on Friday rejected arguments presented by attorneys for the Center for Biological Diversity and ruled the supplemental analysis prepared by the County satisfied his original court order, which had called for additional air quality analysis and the correction of two minor technical errors in the biological report.

“We congratulate the Kern County Planning Department and the County Counsel’s office. They did an excellent job,” said Robert A. Stine, President and CEO of Tejon Ranch Company. “We are pleased to have this issue behind us so we can move ahead with our vision for Tejon Industrial Complex, a vision that involves preserving California’s legacy and providing for California’s future. We believe Tejon Industrial Complex does both by creating jobs and economic opportunity for thousands, and by helping to improve the air quality in the San Joaquin Valley.”

Stine was referring to Tejon’s voluntary program to reduce air emissions.

Through a contract with the San Joaquin Valley Air Pollution Control District, Tejon Ranch established a fund the district is using to pay for the replacement of older polluting diesel engines. The program is already underway and engines are in the process of being replaced throughout the San Joaquin Valley air basin.

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JUDGE OKAYS EXPANSION OF TEJON INDUSTRIAL COMPLEX

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When they again approved the expansion of Tejon Industrial Complex last November, the supervisors were uniformly complimentary of Tejon Ranch’s efforts to clean the air.

“To have fully offset air quality impacts is something they ought to be commended for,” said 4th District Supervisor and Chairman Ray Watson. “You can’t ask for a higher standard of development, in my opinion.”

“Tejon Ranch should be congratulated for its efforts to clean the air,” added 5th District Supervisor Michael Rubio. “The company is serving as a model that others should follow.”

2nd District Supervisor Don Maben also decried the delay created by the original lawsuit.

“This project has already created a thousand jobs and by now would have likely created another thousand and improved the quality of life for those holding those jobs, if there wasn’t this delay,” Maben said. “It’s a shame this had to take almost three years.”

About Tejon Ranch Company (NYSE: TRC)

Tejon Ranch Company is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield. For more information on the company, please go to www.tejonranch.com.